Exhibit 99.1

/C O R R E C T I O N — Covanta Holding Corporation/

In the news release, Covanta Holding Corporation Announces Meeting and Record Dates for Its
2010 Annual Meeting, issued 01-Mar-2010 by Covanta Holding Corporation over PR Newswire, we are advised by the company that the first paragraph, second sentence, should read
“March 12, 2010” rather than “March 13, 2010” as originally issued inadvertently.
The complete, corrected release follows:

Covanta Holding Corporation Announces Meeting and Record Dates for Its 2010 Annual Meeting

FAIRFIELD, N.J., March 1 /PRNewswire-FirstCall/ — Covanta Holding Corporation (NYSE: CVA) (“Covanta”) announced that its 2010 Annual Meeting of Stockholders will be held on May 6, 2010. The Board of Directors also set March 12, 2010 as the record date for holders of Covanta’s common stock authorized to vote at such Annual Meeting of Stockholders.

About Covanta

Covanta Holding Corporation (NYSE: CVA), is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 45 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into more than 9 million megawatt hours of clean renewable electricity and create 10 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaholding.com.

CONTACT: Marisa F. Jacobs, Esq., Vice President, Investor Relations and Corporate Communications,
+1-973-882-4196, or Vera Carley, Director, Media Relations and Corporate Communications, +1-973-882-2439